Exhibit 23
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Overstock.com, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-181422, 333-184344, 333-162674, 333-160512, 333-124441, 333-123540, 333-203175, and 333-203176) on Form S-8 and (Nos. 333-207141 and 333-226729) on Form S-3 of Overstock.com, Inc. of our reports dated March 18, 2019, with respect to the consolidated balance sheets of Overstock.com, Inc. as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule II (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of Overstock.com, Inc.

Our report dated March 18, 2019, on the consolidated financial statements refers to a change in the method of accounting for revenue from contracts with customers in 2018 due to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606).

/s/ KPMG LLP
Salt Lake City, Utah
March 18, 2019